UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report:  May 26, 2011
(Date of earliest event reported)

AFFYMETRIX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (408) 731-5000

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2011, Affymetrix, Inc. (“Affymetrix”) announced that Frank Witney, Ph.D., will become its President and Chief Executive Officer, starting in July 2011.  Affymetrix’ current President and Chief Executive Officer, Kevin King, will step down from this position at the end of June 2011 and from the Board of Directors effective immediately.  Dr. Witney will also be appointed to the Board of Directors following commencement of his employment.

Dr. Witney, age 57, served as President and Chief Executive Officer of Dionex Corporation from April 2009 until its acquisition in May 2011 by Thermo Fisher Scientific, Inc.  Prior to joining Dionex in April 2009, Dr. Witney served as Executive Vice President and Chief Commercial Officer of Affymetrix, following Affymetrix’s acquisition of Panomics, Inc. in December 2008. Previously, Dr. Witney served as President and Chief Executive Officer of Panomics from 2002 until 2008.

Under the terms of Dr. Witney’s at-will offer letter with Affymetrix, he will receive an annual base salary of $500,000 and will be eligible to receive an annual bonus at a target level equal to 75% of his base salary, with actual payment based on Affymetrix’ performance bonus program.  Following commencement of his employment, he will receive initial equity awards consisting of options to purchase 300,000 shares, at an exercise price equal to the fair market value on the grant date, and 150,000 restricted shares, both of which awards will vest over four years.  He will also have the opportunity to earn performance share awards over the next four years representing an aggregate of up to 240,000 shares, subject to meeting performance criteria to be determined by Affymetrix’ compensation committee.  He will be eligible for Affymetrix’ executive severance and change in control policies as in effect from time to time.

In connection with his departure, Mr. King will be eligible to receive separation benefits consistent with Affymetrix’ Executive Severance Policy previously filed, consisting of payment of two times his annual salary and up to 12 months of reimbursement of COBRA premiums and outplacement services, subject to signing a general release.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.

Date: June 1, 2011	By:	/s/ John F. Runkel, Jr.
John F. Runkel, Jr.
Executive Vice President, General Counsel and Secretary